ARTICLES OF ASSOCIATION of
Koninklijke Luchtvaart Maatschappij N.V., having its official seat in Amstelveen.

6 May 2004














Office translation of the complete text of the Articles of Association of Konin-klijke Luchtvaart Maatschappij N.V., having its official seat in Amstelveen, as they read after the deed of amendment executed on 6 May 2004 before G.W.Ch. Visser, civil law notary in Amsterdam, in respect of which a ministerial Statement of No objections was granted on 28 April 2004, under number NV 22460.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will govern by law.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Name
Article 1

The name of the Company is KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V.
The Company may add to its name the words "KLM Royal Dutch Airlines" or the literal translation thereof in another language.

Seat
Article 2

The Company is established in AMSTELVEEN, The Netherlands.
Purpose

Article 3
The purpose of the Company shall be:

a. to carry on the business of air transport and to engage in any other activities of a commercial, industrial or financial nature, including participation in other enterprises, both for the Company's own account and for the account of or in participation or co-operation with third parties;

b.     to observe the interests of the group of companies within the meaning of
       Article 24b of Book 2 of the Dutch Civil Code of which the Company forms part.


Duration
Article 4

The Company was founded on the seventh day of October nineteen hundred and nineteen and shall continue for an indefinite time.

Capital, shares and issuance
Article 5

1. The authorised capital shall be five hundred sixty-two million five hundred thousand Euro (EUR 562,500,000) and is divided into:

       - one thousand eight hundred seventy-five (1,875) priority shares, each with a par value of two Euro (EUR 2);

              in total representing three thousand seven hundred fifty Euro (EUR 3,750) of the authorised share capital;

       - one hundred forty-nine million nine hundred ninety-eight thousand one hundred and twenty-five (149,998,125) common shares, each with a par value of two Euro (EUR 2);

              in total representing two hundred ninety nine million nine hundred and ninety-six thousand two hundred and fifty Euro (EUR 299,996,250) of the authorised share capital;

       - thirty-seven million five hundred thousand (37,500,000) cumulative preference shares-A, each with a par value of two Euro (EUR 2);

              in total representing seventy-five million Euro (EUR 75,000,000) of the authorised share capital;

       - seventy-five million (75,000,000) preference shares-B, each with a par value of two Euro (EUR 2);

              in total representing hundred and fifty million Euro (EUR 150,000,000) of the authorised share capital, and

       - eighteen million seven hundred fifty thousand (18,750,000) cumulative preference shares-C (hereinafter: "cumulative preference shares-C"), each with a par value of two Euro (EUR 2);

              in total representing thirty-seven million and five hundred thousand Euro (EUR 37,500,000) of the authorised share capital;

              divided into five (5) series each consisting of three million seven hundred fifty thousand (3,750,000) cumulative preference shares-C.

              For the provisions of these Articles of Association, each of the series of cumulative preference shares-C may be deemed to be a different type of share.

       The total nominal value of all such shares amounting to five hundred sixty-two million five hundred thousand Euro (EUR 562,500,000).

2. Authorised but unissued shares shall be issued at the times and upon the conditions as the general meeting of shareholders or the Management, with the approval of the Supervisory Board and of the meeting of priority shareholders, may resolve; it being understood that the Management may only issue shares if and insofar as the general meeting of shareholders has designated the Management for at the most five years to do so.
       A resolution of the general meeting of shareholders authorising the issuance of shares or designating the Management to do so is valid only if a prior or simultaneous approving resolution of each group of holders of any class of shares whose rights are prejudiced by the issue is obtained.

3. When common shares are issued against payment in cash, the shareholders shall have pre-emptive rights in proportion to their holdings of common shares. Article 33 paragraph 1 equally applies to these pre-emptive rights. Shareholders have no pre-emptive rights with respect to shares issued to employees of the Company or to those of any of its group companies.

       Holders of cumulative preference shares-A, preference shares-B and cumulative preference shares-C have no pre-emptive rights with respect to shares to be issued, and no pre-emptive rights shall prevail in the event of issuance of such shares.

4. The general meeting of shareholders or the Management may limit or exclude these pre-emptive rights with the approval of the Supervisory Board and of the meeting of holders of priority shares, it being understood that the Management may only do so if and insofar as the general meeting has designated the Management for at the most five years to limit or exclude the pre-emptive rights.

5. Paragraphs 2, 3 and 4 are also applicable to the granting of options to purchase shares. They do not apply to the issuance of shares to a person who exercises an earlier obtained right to purchase shares.

6. Subject to the provisions of paragraphs 2, 3 and 4 the Management shall have the power to perform without approval of the general meeting of shareholders legal acts:

       (a) imposing special obligations upon the Company in connection with the subscription of shares;

       (b) concerning the acquisition of shares on a basis other than that on which participation in the Company is open to the public; and

       (c) regarding capital contribution for shares otherwise than in cash.

7. Where the term "preference shares" is used in these Articles of Association this refers to the cumulative preference shares-A, preference shares-B and the cumulative preference shares-C, unless expressly provided to the contrary.

Payment
Article 6

1. Common shares, priority shares and cumulative preference shares-C shall be issued only when fully paid.

2. At the time of issuance, at least twenty five per cent shall be paid upon cumulative preference shares-A and upon preference shares-B. Further payments shall be made within one month after the Management, with the approval of the Supervisory Board and of the meeting of priority shareholders, shall have requested such payments in writing from the shareholders.

3. If a share premium is paid for the cumulative preference shares-C, a separate paid-in reserve shall be formed for this purpose.

Registered shares, bearer shares, and share certificates
Article 7

1. Common shares shall - at the election of the shareholder - be issued either as bearer shares or registered in his name. Priority shares and preference shares shall be registered in the name of the holder.

2. Bearer share certificates shall be issued for bearer shares. They shall be provided with a dividend sheet not composed of separate dividend coupons. Such dividend sheets shall be issued only to depositaries. The term 'depositaries' as used in these Articles of Association shall mean natural persons and legal entities designated as such by the Management who have undertaken to turn over the administration of the dividend sheets in their custody to an institution designated by the Management and also to surrender such dividend sheets only to each other or to the Company at such place as it may determine.

3. No share certificates shall be issued for registered common shares, priority shares or preference shares.

4. Share certificates shall be issued in denominations of one or more shares. Share certificates for more than one share may be issued only with the approval of the Management.

       Every share certificate for one or more shares of one hundred guilders (NLG 100) issued before the twentieth day of March nineteen hundred and eighty-six, shall be regarded as a certificate for the fifthfold number of shares of one Euro and fifty Euro cent (EUR 1.50).

       Every share certificate for one or more shares of twenty guilders (NLG
       20) issued on or after the twentieth day of March nineteen hundred and eighty-six and before the second day of June nineteen hundred ninety-seven, shall be regarded as a certificate for the same number of shares of one Euro and fifty Euro cent (EUR 1.50).

       Every share certificate for one or more shares of five guilders (NLG 5) issued on or after the second day of June nineteen hundred ninety-seven and before the amendment to the articles of association by notarial deed (first amendment to the articles of association), executed on the eighth day of October nineteen hundred ninety-nine, before Professor M. van Olffen, civil law notary at Amsterdam, shall be regarded as a certificate for the same number of shares of one Euro and fifty Euro cent (EUR 1.50).

       Every share certificate for one or more shares of eight Euro and sixty Euro cent (EUR 8.60) issued on or after the amendment to the articles of association, mentioned above and before the amendment to the articles of association by notarial deed (second amendment to the articles of association), also executed on the eighth day of October nineteen hundred ninety-nine, before Professor M. van Olffen, aforementioned, shall be regarded as a certificate for the same number of shares of one Euro and fifty Euro cent (EUR 1.50).

5. Share certificates shall bear a number or numbers, or a combination of one or more letters and one or more numbers and such other distinctive marks, to be determined by the Management, as will enable them to be distinguished from each other.

6. Share certificates shall be signed by a Managing Director together with another Managing Director, a Supervisory Director or a person specifically authorised for such purpose by the Supervisory Board. Share certificates shall also be signed by one or more persons or companies designated by the Management with the approval of the Supervisory Board and of the meeting of priority shareholders. Subject to that approval of the Supervisory Board and of the meeting of priority shareholders, the Management may decide that any signature to be placed on a share certificate may be facsimile.

7. At the request of the holder and with due observance of the provisions of these Articles of Association, one or more bearer common shares will at any time be registered as registered common shares in the register of shareholders mentioned in Article 9, provided that it concerns at least ten thousand (10,000) shares. Such registration shall be effected only after the share certificates concerned together with any dividend sheets belonging thereto have been surrendered to the Company.

8. At the request of the holder and with due observance of the provisions of these Articles of Association one or more registered common shares will at any time be made out to bearer by delivery of share certificates by the Company, provided that it concerns at least ten thousand (10,000) shares. Upon the delivery of share certificates the registration in the register of shareholders mentioned in Article 9, will be cancelled.

9. The Company shall have the right to charge for the delivery of share certificates referred to in paragraph 8 not more than the cost thereof.

Article 8

1. Upon written application of any interested party, new documents shall be issued for share certificates or dividend sheets which have been lost, stolen or destroyed, provided that the applicant proves to the satisfaction of the Management his right to the missing documents and, as and to the extent required by the Management, agrees to indemnify the Company against claims of third parties in connection therewith.

2. Upon the issuance of the new documents, the originals shall become invalid as far as the Company is concerned, without prejudice to the right of recourse of any holder of the original documents against the party to whom the replacements have been issued.

3. Notice of the issuance of the new documents and of the invalidity of the original documents shall be published in at least one daily newspaper distributed countrywide in The Netherlands and in the Officiele Prijscourant published by Euronext Amsterdam N.V.

4. At the request and at the expense of the holder, share certificates or dividend sheets which have become unfit for circulation may be replaced by new documents. When making his request, the shareholder shall surrender the documents to be replaced to the Company. The documents which have become unfit for circulation shall be destroyed by the Company.

5. All costs in connection with the issuance of new documents, including the costs of published notices, shall be borne by the person whose documents have been lost or destroyed.

Register of shareholders
Article 9

1. The Management shall keep a register of shareholders, which shall state with respect to each holder of registered shares:

       a)   his name and address;

       b) the number and class of the shares registered in his name as well as the amounts paid thereon;

       c) his bank or giro account number, together with the name and address of the banking or giro institution where the account concerned is held, if the holder has chosen to provide this information.

       The register shall also contain the names and addresses of those having a right of usufruct or a pledge as described in the first sentence of
       Article 12, paragraph 2 in respect of registered shares, stating whether they have voting rights. The register shall also contain all other data required by law.

2. The register may consist of several parts which may be kept wholly or partly in different places.

3. The register may be kept wholly or partly in more than one counterpart original.

4. Entries in the register shall be certified in such manner as may be prescribed by the Management with the approval of the Supervisory Board and of the meeting of priority shareholders.

5. Upon request the Management shall issue, free of charge, to any shareholder, usufructuary or pledgee an extract from the register with respect to his rights registered therein. Such extract is not a share certificate. If the share is encumbered with a right of usufruct or a pledge, the extract shall specify who is entitled to the voting right.

6. The register shall be open at the principal office of the Company for inspection by shareholders, the usufructuaries and pledgees who have voting rights. The preceding sentence does not apply to the part of the register that is kept outside The Netherlands to comply with local law or stock exchange regulations. The register's data regarding not fully paid shares shall be open for public inspection; the Company shall issue a copy or extract regarding those data for not more than the cost thereof.

Shares owned by the Company
Article 10

1. Any transfer to the Company of not fully paid shares of its own capital shall be void.

2. With due observance of the statutory provisions, the Company may acquire for consideration for its own account its own fully paid shares or depository receipts issued therefor. Such acquisition requires the approval of the meeting of priority shareholders and the authorisation of the general meeting of shareholders based on a proposal by the Supervisory Board.

3. There shall be no voting rights in respect of any share owned by the Company or a subsidiary thereof at the general meeting or in respect of a share of which the Company or a subsidiary holds the depositary receipts. Usufructuaries and pledgees of shares owned by the Company or its subsidiaries are not excluded from their right to vote if the right of usufruct or pledge was established before the Company or a subsidiary thereof became the owner. The Company or a subsidiary thereof may not exercise the voting right with respect to a share on which it has a right of usufruct or pledge. Shares for which no vote may be cast by Statute shall not be taken into consideration for the purpose of establishing to which extent shareholders have cast their votes, are present or represented or to which extent the share capital is provided or represented. No payments with respect to those shares may be made in favour of the Company.

Alienation of shares owned by the Company, reduction
Article 11

1. The Company's ownership of its own shares shall terminate upon transfer or withdrawal by the Company.

2. The approval of the Supervisory Board and of the meeting of priority shareholders is required for any transfer of shares by the Management, subject to Article 14 or Article 15 respectively in case of transfer of its own priority shares or cumulative preference shares-C, whichever the case may be, which are held by the Company.

3. At the proposal of the Management, made with the approval of the Supervisory Board and the meeting of holders of priority shares, the general meeting of shareholders may, with due regard to the statutory provisions, resolve to reduce the issued share capital:

       a.  by a withdrawal of shares; or

       b. by reducing the par value of the shares pursuant to an amendment to the articles of association.

4.     A resolution to withdraw shares can only relate to:

       a. shares which are held by the company or of which it holds the trust certificates:

       b.  all shares of one class or series.

       A resolution of the general meeting of shareholders to withdraw shares of a certain class as referred to under letter (b) may only be adopted subject to a simultaneously or previously adopted resolution of approval of the meeting of holders of shares of the respective class.

5. Partial repayment on shares or a release from the obligation to make payment is only allowed pursuant to a resolution to reduce that par value of the shares. Such a repayment or exemption must take place:

       a.  with regard to all shares; or

       b. with regard to (i) the cumulative preference shares-A, (ii) the preference shares-B or (iii) the cumulative preference shares-C or a series thereof, or (iv) with regard to two or all of the classes of shares referred to under (i) through (iii) jointly.

       A resolution of the general meeting of shareholders to reduce the par value of the shares of one or more classes or series of preference shares may only be adopted subject to a simultaneously or previously adopted resolution of the meeting/meetings of holders of shares of the respective class.

6. In the event of the withdrawal with repayment of cumulative preference shares-C, payment shall be made on the type or series in question in the amount of:

       a. the amount which has been paid up on the shares in question, including share premium increased with;

       b. the dividend which has been made payable on the shares but has not yet been collected, increased with;

       c. an amount equal to the dividend percentage as referred to in Article 32 paragraph 2 under letters (e) and (g) calculated for the period from the start of the current financial year until the day of withdrawal, multiplied by the number of shares of the types or series in question which have been subscribed, one thing and another subject to the provisions of Article 105, paragraph 2 of Book 2 of the Dutch Civil Code.

Transfer of registered shares
Article 12

1. The transfer of record of a registered share shall require a deed of transfer and, unless the Company is a party to the transaction concerned, the written acknowledgement of the transfer by the Company.

       Acknowledgement is effected in the deed or by a dated statement containing acknowledgement on either the deed or a notarized or by a transferor certified copy of or extract from such deed. Service of the deed or of such copy or extract on the Company has the same effect as acknowledgement. If the shares to be transferred are not fully paid, the acknowledgement can be effected only if the deed of transfer has a certified date.

2. The provisions of the preceding paragraph apply similarly to the establishment and transfer of the right of usufruct and the establishment of a right of pledge over a registered share. A right of pledge can however also be established without acknowledgement by or service on the Company; in that case Article 239 of Book Three of the Dutch Civil Code applies accordingly and is notification as provided in paragraph 3 of that Article replaced by acknowledgement by or service on the Company.

Joint share entitlement
Article 13

If the rights arising from a share are jointly vested in more than one person or if several persons have limited title to a share, the Company shall be entitled to limit the exercise of the rights incident to such share to the person designated in writing for that purpose by all those who have rights incident to the share.

Priority Shares
Article 14

1. Transfer of a priority share shall require the prior consent of two-thirds of the votes cast at a meeting of the priority shareholders. If the holder of a priority share wishes to transfer such share, he shall submit a request to that effect to the meeting of priority share holders. Such request shall be made by registered letter addressed to the Chairman of the Supervisory Board. The name of the person to whom the share is to be transferred, after authorisation therefor has been granted, shall be stated in such letter. The Chairman of the Supervisory Board shall call a meeting of the priority shareholders promptly after receipt of such request. Such meeting shall be held as soon as practicable thereafter.

2.     In the event:

       (a) that the meeting of priority shareholders does not grant the consent referred to in the previous paragraph and the holder nevertheless wishes to transfer the share;

       (b)    that the holder of a priority share dies;

       (c) that the holder of a priority share is declared bankrupt or is declared incompetent,

       then the share in question shall be offered for transfer within two months thereafter. Such offer shall be made by means of a registered letter addressed to the Chairman of the Supervisory Board. Such share shall be acquired by the Company unless the acquisition of such share by the Company is barred by the provisions of Article 10 paragraph 2. In such case the Chairman of the Supervisory Board shall as soon as practicable call a meeting of the priority shareholders to be held as soon as practicable. The meeting may designate a person willing to acquire the share. Within two months after receipt of the offer made by the shareholder, the Chairman of the Supervisory Board shall notify the shareholder whether the Company or some other person is prepared to acquire the share from him.

       The share shall be transferred to the Company or to such person by the holder within two months after such notification. If the holder fails to transfer the share within this period, the Chairman of the Supervisory Board shall be deemed irrevocably authorised to transfer such a share to the Company or to the person designated. If within two months after receipt of the transfer offer the shareholder has not been notified either that the Company is prepared to take over the share or of the name of a person to whom the share is to be transferred, the shareholder shall be entitled to transfer the share to a person of his own choice. The Company or the person designated by the meeting of priority shareholders, as the case may be, upon transfer of the share shall pay the par value thereof, and the dividend in respect of the current year shall be apportioned between the transferor and transferee.

3. If a share is required to be offered for transfer in conformity with the provisions of the previous paragraph, so long as the transfer of such priority share has not taken place, no voting rights can be exercised for such share at any meeting of the priority shareholders.

Acquisition of cumulative preference shares-C
Article 15

1. Cumulative preference shares-C may be transferred to natural persons only.

2. Without prejudice to the provision of the first paragraph of this article, a transfer of cumulative preference shares-C shall not be possible, if and insofar as the transferee individually, or pursuant to a mutual arrangement for co-operation, jointly together with one or more others, natural persons and/or legal entities - directly or - other than as holder of depositary receipts issued for shares with the co-operation of the Company - indirectly:

       A. is holder of cumulative preference shares-C in the nominal amount of one per cent or more of the aggregate issued capital of the company;

           or

       B. would as a result of such transfer of cumulative preference shares-C acquire more than one per cent of the aggregate issued capital of the company.

       References to the holding of shares, or the acquisition of shares shall for the purposes of the preceding sentence include the holding of a right of usufruct or a right of pledge, or the acquisition of a right of usufruct or a right of pledge on shares, if the voting rights shall be conferred upon the usufructee or pledgee.

       For the purposes of this article 15, shares acquired by the company shall be considered as having been issued for so long as they have not been cancelled.

3. Acquisition of cumulative preference shares-C by way of an issue - whether or not in the form of stock dividends and/or bonus shares - shall for the purposes of the provisions of the first and second paragraphs of this article be put on par with a transfer; in this respect the cumulative preference shares-C to be issued shall be included in the calculation of the size of the aggregate issued capital of the company.

4.     In the event:

       A. a natural person acquires cumulative preference shares-C other than as a result of a transfer in a nominal amount in excess of one per cent of the aggregate issued capital of the company;

              or

       B. a legal entity acquires cumulative preference shares-C other than as a result of a transfer, then, such person or entity shall be required to alienate those shares without delay. So long as such alienation has not taken place, the shareholder, who is required to alienate those shares, may not exercise the rights to attend meetings or to vote in respect of such shares and the rights conferred upon such shareholder to receive dividend on those shares shall be suspended.

5. If a shareholder, who is required to alienate those shares pursuant to the provisions of paragraph 4 of this article - hereinafter referred to as: "the offeror" - fails to comply with his obligation within three months after the Management has notified him of his obligation by registered letter, the company shall be irrevocably authorised and, if the offeror makes a request to that effect, obliged to proceed with such alienation at a price to be determined at the mutual agreement of the offeror and the interested offeree. Failing a mutual agreement, the price shall be determined by an expert to be designated at the mutual agreement of the offeror and the Management of the company. If the offeror and the Management of the company can not agree on the expert to be designated, an expert shall be designated by the President of the Chamber of Commerce and Industry of the corporate seat of the company. Alienation to the company shall be permitted with the consent of the offeror only. If the offeror fails to give his co-operation to the transfer of the shares so alienated within fourteen days after an agreement is reached on the purchase price for the shares, the company shall be irrevocably authorised to sign the deed of transfer on his behalf. The Company shall ensure that the offeror receive the purchase price for the shares so alienated without delay.

6.     The above provisions of this Article shall not be applicable to:

       a. a transfer or other transmission of cumulative preference shares-C to the company itself, to the societe anonyme: Societe Air France, established in Roissy CDG Cedex, France or to the stichting:
              Stichting Administratiekantoor Cumulatief Preferente Aandelen
              C KLM, with statutory seat in Amstelveen, the Netherlands;

       b. a transfer or other transmission or issue of cumulative preference shares-C to the foundation: Stichting Luchtvaartbelangen Nederland, established in Amstelveen, or such other trust office or other legal entity, if and insofar as in respect of Stichting Luchtvaartbelangen Nederland or such other trust office or other legal entity the Management with the approval of the Supervisory Board and of the meeting of priority shareholders has cancelled in whole or in part the provisions of this Article concerning the transfer, other transmission or issue of cumulative preference shares-C by way of an irrevocable resolution, which cancellation may be made conditional;

       c. a transfer of cumulative preference shares-C acquired by the company itself or an issue by the company of cumulative preference shares-C, if such transfer or issue is effected within the framework of either a co-operation with or a take-over of another enterprise, or a legal merger, or an acquisition of a participation therein or an extension thereof, in respect of which the Management with the approval of the Supervisory Board and of the meeting of priority shareholders has cancelled in whole or in part the limitation of the possibility to transfer or issue shares by irrevocable resolution, which cancellation may be made conditional.

Management
Article 16

The Company shall be managed by a board consisting of five Managing Directors ("Directeuren"), called the Management ("Directie"), under the supervision of a Supervisory Board ("Raad van Commissarissen") with due regard to the provisions of these Articles of Association.

Appointment, suspension and dismissal
Article 17

1. The Company is a company to which Article 155 of Book 2 of the Dutch Civil Code (the "mitigated" structure regime) applies, but it has voluntarily assumed the full structure regime, in accordance with Article 157, paragraph 2 of Book 2 of the Dutch Civil Code.

       The Supervisory Board shall appoint the Managing Directors.

       The majority of the members of the Management, including the chairman, shall be Dutch residents.

       The Supervisory Board shall advise the general meeting of shareholders and the Works Council of the proposed appointment of a Managing Director.
       Article 20 paragraph 12, shall be applicable in this connection.

2. The Supervisory Board shall appoint one of the Managing Directors as chairman of the Management with the title of President, and may in addition appoint one or more other Managing Directors as Deputy Presidents.

3. The Supervisory Board shall, after having obtained the prior approval of the meeting of priority shareholders, fix the remuneration and other conditions of employment of the Managing Directors.

4. The Supervisory Board shall not remove a Managing Director until after the general meeting of shareholders has been consulted on the proposed deletion. Article 20 paragraph 12, shall be applicable in this connection. The Supervisory Board shall advise the Joint Staff Council of the proposed deletion.

5. The Supervisory Board may at any time suspend one or more Managing Directors. Such suspension shall terminate either by subsequent deletion or upon expiration of a period of three months form the commencement of the suspension, unless the Supervisory Board extends such period for not more than two additional periods of three months each. In the event of a deletion, paragraph 4 of this Article shall be applicable.

Tie votes, absence or hindrance, proxy and powers
Article 18

1. In case of a tie vote with the Management, the vote of the President shall be decisive, when there are more than two Managing Directors in office.

2. If one or more of the Managing Directors are unavailable or unable to act, the remaining Managing Directors or Director shall be temporarily entrusted with the management, and if all of the Managing Directors are unavailable or unable to act, the Supervisory Board shall be temporarily entrusted with the Management until the unavailability or inability to act of at least one of the Managing Directors shall have ended or until the Board shall have made definite provisions for the management of the Company. The Board may entrust one or more persons, whether or not from the Board itself, with such temporary management.

3. The Management may, while remaining responsible therefor, give one or more persons general powers of attorney, special powers of attorney or powers of attorney for specific purposes, and may revoke such powers at any time.

4. Without prejudice to the other provisions of these Articles of Association, the Management shall require the approval of the Supervisory Board for resolutions concerning:

       a. the issue or acquisition of shares in the Company or debt instruments issued by the Company or debt instruments issued by a limited partnership or a general partnership of which the Company is a general partner with full liability;

       b. co-operation in the issue of registered depositary receipts for shares;

       c. application for listing or delisting of the debt instruments referred to in paragraph a. and the depositary receipts referred to in paragraph b. on the official list of any stock exchange;

       d. entry into or termination of a long-term co-operation between the Company or a dependent company within the meaning of Article 152 of Book 2 of the Dutch Civil Code and another legal entity or partnership or as general partner with full liability in a limited partnership or general partnership if such co-operation or the termination thereof is of far-reaching significance for the Company;

       e. acquisition of a participating interest by the Company or by a dependent company within the meaning of Article 152 of Book 2 of the Dutch Civil Code in the capital of another company the value of which is not less than the sum of one-quarter of the issued capital and the reserves of the Company, as shown in its balance sheet with explanation, and any far-reaching increase or decrease in the size of any such participating interest;

       f. investments requiring an amount which is not less than the sum of one-quarter of the issued capital and the reserves of the Company as shown in its balance sheet with explanation;

       g.     a proposal to amend the Articles of Association;

       h.     a proposal to dissolve the Company;

       i.     application for bankruptcy or for a suspension of payments;

       j. termination of the employment agreements of a considerable number of employees of the Company or of a dependent company within the meaning of Article 152 of Book 2 of the Dutch Civil Code at the same time or within a short time span;

       k. a far-reaching change in the working conditions of a considerable number of employees of the Company or of a dependent company within the meaning of Article 152 of Book 2 of the Dutch Civil Code;

       l.     a proposal to reduce the issued capital.

5. The Management shall further require the approval of the Supervisory Board for such resolutions of the Management as the Supervisory Board shall have specified in a resolution to that effect and notified to the Management.

6. Failure to obtain the approval required under paragraphs 4 and 5 of this Article shall not affect the powers of representation of the Management or Managing Directors.

7. In the performance of its duties, the Management shall, to the extent its statutory duty permits the same, also take into account the interests of the group of companies within the meaning of Article 24b of Book 2 of the Dutch Civil Code of which the Company forms part.

8. The Management shall draw up regulations with regard to its internal matters and its decision-making process in and outside a meeting.

Representation
Article 19

1. The Company shall be represented by the Management as well as by two Managing Directors acting jointly or a Managing Director acting jointly with a holder of a general power of attorney.

2.     The Company may also be represented:

       (a)    by two holders of general powers of attorney, acting jointly; or

       (b) by a holder of a special power of attorney together with another holder of a special power of attorney, together with a Managing Director or together with the holder of a general power of attorney; or

       (c)    by a holder of a special power of attorney, acting alone;

       (d) by a holder of a power of attorney for a specific purpose acting alone, provided however that the holders of special powers of attorney and holders of powers of attorney for specific purposes may only act subject to the conditions and restrictions under which their powers have been granted and shall not be empowered to delegate their powers unless such authority has been expressly granted to them.

Supervisory Board, regular appointments
Article 20

1.     The Company shall have a Supervisory Board ("Raad van Commissarissen").

2.     The Supervisory Directors will be appointed by the Supervisory Board.

3. The Supervisory Board shall consist of natural persons and shall have nine members. If at any time the number of Supervisory Directors shall fall below the number thus fixed, the Supervisory Board shall promptly take steps to supplement its membership.

4. The general meeting of shareholders, the Works Council and the Management may recommend persons to the Supervisory Board for appointment as Supervisory Directors. To that end, the Supervisory Board shall give them timely notice as to when and why a vacancy on the Board is to be filled. Paragraph 6 shall be applicable to the recommendations made pursuant to this paragraph.

5. The Supervisory Board shall notify the general meeting of shareholders, the Joint Staff Council and the Management of the name of the person it wishes to appoint.

6. In the notification referred to in paragraph 5 the Supervisory Board shall also state the candidate's age, his occupation, the number of shares in the Company held by him, and the positions he holds or has held, insofar as they may be relevant to the performance of the duties of a Supervisory Director. In addition, the legal persons of which he is already a Supervisory Director shall be listed; if these include legal persons which belong to one and the same group, reference to that group will suffice. The notification shall state the reasons for the proposed appointment.

7. The Supervisory Board shall appoint the persons named in such notification, unless the general meeting of shareholders or the Joint Staff Council objects to the proposed appointment on the ground that the provisions laid down in the second sentence of paragraph 4 or paragraphs 5 and 6 have not been duly observed or on the ground that the person nominated is believed unfit to perform the duties of a Supervisory Director or that if the proposed appointment is effected the Supervisory Board will be improperly composed.

8. The decision of the general meeting of shareholders to give notice of an objection must be made at the first meeting following receipt of the notification; such meeting shall not be held earlier than 14 days after receipt of the notification. The Joint Staff Council must give notice of its decision to make an objection within two months after the notification.

9. Any such objection shall be communicated to the Supervisory Board together with a statement of the reasons therefor.

10. Notwithstanding any objection by the general meeting of shareholders or the Joint Staff Council, the proposed appointment may be made, if the Enterprise Division of the Court of Appeals in Amsterdam - also to be referred to herein as the Enterprise Division - declares the objection unfounded on the application of a representative of the Supervisory Board designated thereto.

11. A defence may be filed by the designated representative of the general meeting of shareholders or of the Joint Staff Council which has made the objection referred to in paragraph 7. The Enterprise Division shall also cause a convening notice to be sent to the representatives designated by the general meeting of shareholders or the Joint Staff Council which has not made an objection. There shall be no appeal from the decision of the Enterprises Division. The Enterprises Division may not give an order for costs.

12. The general meeting of shareholders may, for such periods as it shall determine, in each case not exceeding two successive years, delegate the rights and duties given to it and its representatives under this Article to a committee of shareholders of which it shall appoint the members; in such event the Supervisory Board shall, with due regard for the provisions of paragraph 6 of this Article, notify the committee of the name of the person it proposes to appoint as a Supervisory Director. The general meeting of shareholders may at any time revoke such delegation.

13. The Joint Staff Council shall only adopt a resolution as referred to in this Article 21 and 22 after the subject matter has been discussed at least once between the Company and the Joint Staff Council.

Appointments by the General Meeting of Shareholders
Article 21

1. If there are no Supervisory Directors, appointments shall be made by the general meeting of shareholders.

2. In such case, the Works Council and the Management may recommend persons for appointment as Supervisory Directors. To that end the person calling the general meeting of shareholders shall give them timely notice that the appointment of Supervisory Directors is on the agenda of the general meeting. Article 20 paragraph 6, shall apply to recommendations made pursuant to this paragraph.

3. Any such appointment shall take effect unless the Joint Staff Council, after being notified in accordance with Article 20 paragraphs 5 and 6, of the name of the person appointed, advises the Company of an objection to the appointment, together with a statement of its reasons. Notwithstanding the objection of the Joint Staff Council the appointment shall take effect if the Enterprise Division upon an application of a designated representative of the general meeting of shareholders declares the objection groundless.

4. Paragraphs 7, 8, 11, 12 and 13 of the preceding Article shall apply as far as possible in this connection.

Suspension and Dismissal
Article 22

1. The Company, represented in such case by the Supervisory Board, as well as a representative designated for that purpose by the general meeting of shareholders or by the Joint Staff Council, may request the Commerce and Industry Division of the Court of Appeals ("Gerechtshof") at Amsterdam to remove a Supervisory Director for neglect of his duties, for other cause or because of such a fundamental change in circumstances that the Company cannot reasonably be required to retain him as a Supervisory Director.
       Article 20 paragraph 12 shall apply in this connection.

2. A Supervisory Director may be suspended by the Supervisory Board; such suspension shall terminate automatically if the Company has not filed a request for removal as provided in the preceding paragraph with the Commerce and Industry Division within one month after the commencement of the suspension.

Qualifications for Supervisory Directors
Article 23

1.     None of the following may serve as Supervisory Directors:

       (a) employees of the Company;

       (b) employees of a dependent company within the meaning of Article 152 of Book 2 of the Dutch Civil Code; (c) officers and employees of any employees organization which is customarily involved in the fixing of the conditions of employment of the persons referred to under (a) and (b).

2. A Supervisory Director shall resign no later than at the first general meeting of shareholders after the expiration of four years from the time of his appointment; he shall be eligible for immediate reappointment, subject to the provisions of the other paragraphs of this Article.


Duties and powers of the Supervisory Board
Article 24

1. It shall be the duty of the Supervisory Board to supervise the administration of the Company by the Management and the general conduct of the Company and of the enterprise carried on by it. It shall also assist the Management with advice. In the performance of their duties the Supervisory Directors shall be guided by the interests of the Company and the enterprise carried on by it. The Supervisory Board shall, for the proper performance of the duties assigned to it, to the extent its statutory duty permits the same, also take into account the interests of the group of companies within the meaning of Article 24b of Book 2 of the Dutch Civil Code of which the Company forms part. The Management shall promptly provide the Supervisory Board with such information as may be necessary for the performance of its duties.

2. The Supervisory Board shall have access to all offices, workshops, supply rooms and other buildings of the Company. The Board shall have the right to inspect the books, records and cash accounts of the Company and to request information from the Management which it shall be obliged to supply. Supervisory Directors acting individually shall have similar authority only if and to the extent that such authority has been expressly granted by the Supervisory Board.

3. The Supervisory Board may establish as directives for the Management rules and regulations to facilitate the exercise of the supervision of the general administration of the Company entrusted to the Board.


Business Plan and Budget
Article 25

Once every year the Management shall, in respect of the next twelve month period, submit to the Supervisory Board for approval a business plan, a budget and an explanatory memorandum covering:

         (a) the Company's operation account,

         (b) its investments, and

         (c) any financial obligations which will be incurred during such period and which will become due thereafter.

The explanatory memorandum shall be accompanied by a summary of the method of financing. The Management shall report regularly to the Supervisory Board concerning the extent to which the business plan, the budget and the method of financing are realized. In addition the Management shall immediately inform the Supervisory Board of all changes in facts of circumstances which render necessary a substantial modification of the business plan and/or the budget and/or the method of financing, in order to obtain the Board's approval of such modification.


Committee of Delegates
Article 26

The Supervisory Board may, by unanimous vote of all its members, choose from among its members a Committee of Delegates consisting of at least three and at most seven members, which shall be charged more specially with the exercise on behalf of the Supervisory Board of a continuing supervision of the Management and with the giving of advice to the Management.

KL Committees
Article 27

1. The Supervisory Board shall appoint from its members the KL Committee I and the KL Committee II. The KL Committee I shall consist of three members and the KL Committee II shall consist of four members.

2. It shall be the task of the KL Committee I to advise the Supervisory Board at that Board's request or at its own initiative in respect of any motion tabled for a meeting of the Supervisory Board regarding the appointment of a Managing Director.

3. It shall be the task of the KL Committee II to advise the Supervisory Board at that Board's request or at its own initiative in respect of any motion tabled for a meeting of the Supervisory Board to remove or suspend a Managing Director for urgent reasons (dringende redenen) within the meaning of Article 678 of Book 7 of the Dutch Civil Code.

4. The KL Committee I and the KL Committee II may each draw up regulations with respect to their internal matters and decision making process.

5. The KL Committee I and the KL Committee II shall automatically cease to exist upon the expiry of a period of three years from the sixth day of May two thousand and four, and the provisions of this article shall then no longer apply.


Organization of the Supervisory Board
Article 28

1.     The Supervisory Board shall appoint one of its members as Chairman.

2. The Supervisory Board shall meet as and when convened by its Chairman. The Chairman shall call such meetings either on his own initiative or at the request of two or more Supervisory Directors or at the request of the Management.

3. The Supervisory Board shall meet wherever it thinks desirable. Furthermore, meetings may be held by telephone as well as by video if all participating Supervisory Directors are able to hear one another simultaneously.

4. Each Supervisory Director shall be entitled to cast one vote, with the understanding, however, that:

       (a) during the existence of the KL Committee I, each Supervisory Director who also holds a seat in the KL Committee I shall have the right to cast two votes in respect of any resolution of the Supervisory Board to appoint a Managing Director; and

       (b) during the existence of the KL Committee II, each Supervisory Director who also holds a seat in the KL Committee II shall have the right to cast two votes in respect of any resolution of the Supervisory Board to remove or suspend a Managing Director for urgent reasons (dringende redenen) within the meaning of Article 678 of Book 7 of the Dutch Civil Code.

5. Unless these Articles of Association require a greater majority, the Supervisory Board shall adopt its resolutions by an absolute majority of the votes cast. If the votes are equally divided, no resolution shall have been passed. A Supervisory Director may have another Supervisory Director represent him at a meeting.

6. Managing Directors may be invited to attend the meetings of the Supervisory Board and shall have an advisory voice at such meetings.

7. The Supervisory Board may also adopt resolutions without holding a meeting, provided that all Supervisory Directors are given the opportunity to give their opinion.

8. The Supervisory Board shall draw up regulations with regard to its internal matters and its decision-making process in and outside a meeting.

9. If a Committee of Delegates is chosen pursuant to Article 26, the Chairman of the Supervisory Board shall be a member of such Committee and shall also act as its Chairman. Each member of such Committee shall be entitled to cast one vote. The provisions of paragraphs 2, 3, 5, 6, 7 and 8 of this Article shall furthermore be applicable.

10. A statement signed by the Chairman of the Supervisory Board that the Supervisory Board has adopted a resolution, will be deemed conclusive thereof with respect to third parties.


Compensation of the Supervisory Board
Article 29

1. The Supervisory Board shall receive an annual compensation which shall be fixed by the meeting of priority shareholders.

2. The meeting of priority shareholders shall be entitled to change such compensation at any time.


Auditor
Article 30

1. The general meeting of shareholders shall instruct a registered auditor to audit the Company's financial statements prepared by the Management and to report thereon and to give an opinion. This auditor shall deliver his report to the Supervisory Board and the Management.

2. If the general meeting of shareholders has not done so, the Supervisory Board shall appoint a registered auditor as provided in the preceding paragraph; should the Supervisory Board fail to do so, the Management shall appoint a registered auditor.

3. The general meeting of shareholders may at any time withdraw the mandate granted to the auditor; the mandate may also be withdrawn at any time by the party having granted the mandate; a mandate granted by the Management may also be withdrawn by the Supervisory Board.

       The general meeting shall permit the auditor, at his request, to address them regarding the withdrawal of his mandate.

4. Any interested party may demand the Company to comply with the obligation described in paragraph 1 and 2.

Fiscal year, financial statements and discharge
Article 31

1. The fiscal year of the Company shall run from April 1 to March 31 inclusive.

2.     The Management shall close the books of the Company annually as of March
       31. Prior to August 1 of the next fiscal year the Management shall prepare with respect to the past year financial statements comprising a balance sheet, a profit and loss account and an explanation. The Management shall present the financial statements to the Supervisory Board for determination. The Management shall add a written annual report.

3. The Supervisory Board shall determine the financial statements and submit them, together with the Management's annual report, to the general meeting of shareholders for approval and at the same time to the Joint Staff Council for discussion.

4. The financial statements shall be signed by each of the Managing Directors and by each Supervisory Director, and the Management's report shall be signed by each of the Managing Directors; if any of such signatures are missing, the reason for such omission shall be stated on the document.

5. The financial statements, the Management's annual report, the opinion of the registered auditor and other statutory information shall be open for inspection by the shareholders at the principal office of the Company and at the Management's discretion at other places, from the date of calling the annual general meeting of shareholders until the termination of such meeting. The Company shall make copies of such documents available to shareholders free of charge and to other persons at not more than the cost.

6. Within eight days after approval by the general meeting of shareholders of the financial statements, the Management shall make a complete copy thereof and of the auditor's opinion available for public inspection at the Trade Register Office at Amsterdam.


Allocation of profit
Article 32

1. Out of the profit established in the approved financial statements, an amount may first be set aside by the meeting of priority shareholders in order to establish or increase reserves. The meeting of priority shareholders shall only do so after consultation of the Management and the Supervisory Board.

2. So far as possible and permitted by applicable statute, the remainder of the profit shall be distributed as follows:

       (a) the holders of priority shares shall receive first the statutory interest percentage prevailing on the last day of the fiscal year concerned, with a maximum of five per cent (5%) of the paid up amount per priority share; if and to the extent that the profit is not sufficient to make the full aforementioned distribution on the priority shares, in subsequent years a distribution to the holders of priority shares shall first be made to recompense this shortfall entirely before the following paragraph may be given effect;

       (b) next the holders of cumulative preference shares-A shall receive six per cent (6%) of the par value of their cumulative preference shares-A or - in the case of not fully paid-up shares - of the obligatory amount paid thereon; in the event and to the extent the profit is not sufficient to fully make the aforementioned distribution on the cumulative preference shares-A, the deficiency shall, to the extent possible and permitted by applicable statute, be distributed out of the freely distributable reserves with the exception of the paid-in capital reserves; in the event and to the extent that the aforementioned distribution on the cumulative preference shares-A can also not be made out of such reserves, there shall in the following years first be made a distribution to the holders of cumulative preference shares-A to the effect that such shortfall is fully recovered before effect is given to what is provided hereinafter in this paragraph 2;

       (c) next the holders of preference shares-B shall receive five per cent (5%) of the par value of their preference shares-B or - in the case of not fully paid-up shares - of the amount obligatorily paid thereon;

       (d) next the holders of preference shares-B shall receive one half per cent (1/2%) of the par value of their shares or - in the case of not fully paid-up shares - of the amount obligatorily paid thereon for each per cent of the ratio (expressed as a percentage) of the profit to the operating revenues mentioned in the approved consolidated profit and loss account, with the understanding that this dividend percentage shall not be in excess of the dividend percentage to be received on the common shares pursuant to subparagraph (l);

       (e) subsequently, on each cumulative preference shares-C of a series a dividend shall be paid which is equal to a percentage of the amount which has been paid up on the share, calculated by taking the arithmetic average of the effective yield on the government loans to be described below under letter (f), as drawn up by the Central Bureau of Statistics and published in the Officiele Prijscourant of Euronext Amsterdam N.V. for the last five (5) stock exchange days prior to the day on which a cumulative preference share-C of the series in question was issued for the first time, possibly increased by a supplement established by the Management Board and approved by the Supervisory Board and the meeting of priority shareholders in the amount of a maximum of one hundred thirty-five (135) basic points, depending on the market circumstances which shall prevail at that time, which supplement may be different for each series;

       (f) government loans mentioned under the letter (e) of this paragraph shall be deemed to mean the government loans to the debit of the State of The Netherlands with a (remaining) life of seven to eight years. If the effective yield on these government loans has not been drawn up by the Central Bureau for Statistics, or has not been published in the Officiele Prijscourant of Euronext Amsterdam N.V., as the time of the calculation of the dividend percentage, then the government loans referred to under the letter (e) shall be deemed to be the government loans to the debit of the State of The Netherlands with a (remaining) life which is as close as possible to a (remaining) life of seven to eight years, the effective yield of which has been drawn up and published by the Central Bureau for Statistics at the time of the calculation of the dividend percentage as stated above, on the proviso that the maximum (remaining) life is eight years;

       (g) on the date on which the cumulative preference shares-C of the series in question have been outstanding for eight years, for the first time, and thereafter every subsequent eight years, the dividend percentage of cumulative preference shares-C of the series in question will be adjusted to the effective yield of the government loans referred to in the preceding subparagraphs which is valid at that time, calculated in the manner as described in the foregoing, but on the proviso that the average referred to shall be calculated over the last five (5) exchange days prior to the day as of which the dividend percentage shall be adjusted, possibly increased by a supplement established by the Management Board and approved by the Supervisory Board and the meeting of priority shareholders in the amount of a maximum of one hundred thirty-five (135) basic points, depending on the market circumstances which shall prevail at that time, which supplement may be different for each series.

              If the dividend percentage is adjusted in the course of a financial year, then for the calculation of the dividend over that financial year, the percentage which applied before the adjustment shall apply up to the day of adjustment, and as from that day, the adjusted percentage;

       (h) if and to the extent that profits are not sufficient to make full payment of the dividend on the cumulative preference shares-C referred to in this paragraph, the shortfall will be paid and charged to the reserves, to the extent that such action is not contrary to the provisions of Article 105, paragraph 2 of Book 2 of the Dutch Civil Code. If and to the extent that the payment referred to in this paragraph cannot be charged to the reserves, then a payment will be made from the profits to the holders of cumulative preference shares-C such that the shortfall is fully paid up before the provisions stated in the following letters of the paragraph are applied. For the application of the provisions stated under this present letter (h), the holders of the various series of cumulative preference shares-C shall receive equal treatment. No further payment shall be made on the cumulative preference shares-C than those determined in this Article, in
              Article 11 paragraph 6 and in Article 42; interim payments made in accordance with the provisions of paragraph 4 of this Article for a financial year will be deducted from the payments made pursuant to this paragraph;

       (i) if, in the financial year for which the payment referred to above takes place, the amount paid in on the cumulative preference shares-C of a certain series has been reduced, the payment will be reduced by an amount equal to the aforementioned percentage of the amount of the reduction calculated from the time of the reduction;

       (j) if the profits over a financial year have been established and in that financial year one or more cumulative preference shares-C have been withdrawn with repayment, then those who were listed in the registry referred to in Article 9 as holders of those cumulative preference shares-C at the time of such withdrawal shall have an inalienable right to payment of profits as described hereinafter. The profits which are to be paid (if possible) to such a holder of cumulative preference shares-C shall be equal to the amount of the payment to which such a holder would be entitled to the grounds of the provisions of this paragraph if, at the time at which profits were determined, he were still a holder of the aforementioned cumulative preference shares-C calculated in proportion to the duration of the period during which he was a holder of those cumulative preference shares-C in said financial year, from which payment shall be deducted the amount of the payment which was made pursuant to the provisions of article 32;

       (k) if, in the course of a given financial year, issuance of cumulative preference shares-C has taken place, then for that financial year the dividend on the shares in questions will be decreased in proportion to the time passed until the first day of issuance;

       (l) subsequently the holders of common shares shall receive five percent (5%) of the par value of their common shares;

       (m) the remainder will be received by the holders of common shares in proportion to the par value of their common shares to the extent the general meeting of shareholders does not make further appropriations for reserves in addition to any reserves established pursuant to paragraph 1 of this Article.

3. On the recommendation of the Management and after approval of such recommendation by the Supervisory Board and the meeting of priority shareholders, the general meeting of shareholders may decide that payments to shareholders shall be wholly or partly effected by issuing shares of the same type of capital stock of the Company as the type of the shares to which these payments relate.

4. As far as possible and subject to the approval of the Supervisory Board, the meeting of priority shareholders may resolve to distribute one or more interim dividends against the expected dividend, provided that an interim statement of assets and liabilities demonstrates that the Company meets the requirements of Book 2, Article 105 paragraph 2 of the Dutch Civil Code. This interim statement of assets and liabilities shall be drawn up, signed and made public according to the specifications contained in paragraph 4 of the statutory provision mentioned above.

5. Subject to the approval of the Supervisory Board, the meeting of priority shareholders may, to the extent possible and permitted by law, resolve to make a distribution to the holders of common shares out of one or more of the freely distributable reserves with the exception of the share premium reserves.

6. Subject to the approval of the Supervisory Board, the meeting of priority shareholders may, to the extent possible and permitted by applicable statute, decide to make, as an advance payment on the distribution, distributions out of the freely distributable reserves, with the exception of the paid-in capital reserves.

7. No other distributions than the distributions provided for in this Article and in Article 42 are made on the priority shares and preference shares.


Article 33

1. The person entitled to a dividend, interim dividend or other distribution on a registered share, shall be the person in whose name the share appears in the register of shareholders on a date fixed for that purpose by the Management. The person entitled to a dividend, interim dividend or other distribution on a bearer share shall be the person holding the share on a date fixed for that purpose by the Management; in order to be entitled to exercise his rights the person entitled to such dividend, interim dividend or other distribution shall cause the dividend sheet to be in the custody of a depositary, as referred to in Article 7 paragraph 2, on such date; the Company shall have fulfilled its obligations toward the person entitled to such dividend, interim dividend or other distribution by payment to the institution referred to in Article 7 paragraph 2, or to one or more third parties to be designated by such institution and the Company, for the account of the person in whose name the dividend sheet was held by the depositary on such date. For this purpose different dates may be fixed for the types of shares referred to in this Article. The dates thus fixed shall be announced in whatever manner the Management deems effective.

2. A dividend, interim dividend or other distribution shall be payable on and after a day to be fixed for that purpose by the Management which shall not be later than sixty days after the day on which the dividend, interim dividend or other distribution was declared. Different days may be fixed for bearer shares and for registered shares. Each day thus fixed shall be announced in whatever manner the Management deems effective.

3. The right to claim payment of a dividend, interim dividend or other distribution shall be barred after the expiration of a period of five years from the day on which it was made payable.


General meeting of shareholders, convocation and Agenda
Article 34

1. General meetings of shareholders shall be called by the Management, the President, the Supervisory Board, three Supervisory Directors or the meeting of priority shareholders, who shall have concurrent authority in this respect.

2. A general meeting of shareholders shall be held annually not later than during the month of September ("the annual general meeting of shareholders"). The business of that meeting shall include:

       a.     the Management's annual report;

       b.     approval of the financial statements;

       c. to grant discharge to the Managing Directors and Supervisory Directors with respect to the practise of their respective duties in the last financial year;

       d.     allocation of any distributable profit;

       e.     proposals submitted by the Management or the Supervisory Board;

       f.     other business.

       In case the Management, the President, the Supervisory Board, three Supervisory Directors and the meeting of priority shareholders fail to convene this meeting, the Presiding Judge of the Court ("Rechtbank") in Amsterdam may authorise any shareholder to call such meeting in accordance with the applicable statutory provisions.

3. Other general meetings of shareholders shall be held as often as the Management, the President, the Supervisory Board, three Supervisory Directors or the meeting of priority shareholders consider them necessary. Such meetings may also be held if one or more shareholders representing in the aggregate at least one-tenth of the issued shares have made demand therefor in writing addressed to the Management, specifying the subjects to be dealt with, and shall have deposited the share certificates, if any, representing their shares. If the Management does not comply with the request in time to permit the meeting to be held within six weeks after such request, the person or persons making such request may be authorised by the Presiding Judge of the Court ("Rechtbank") in Amsterdam, in accordance with the applicable provisions of law, to call such meeting themselves.

Article 35

1. Notice of general meetings of shareholders, stating the time and place thereof, shall be given to the shareholders not less than fourteen days in advance, not including the day of the notice and the day of the meeting, by publication in at least one daily newspaper distributed countrywide in The Netherlands and the Officiele Prijscourant published by Euronext Amsterdam N.V., as well as by mailing written notice to the addresses of the holders of registered shares, as stated in the register of shareholders. The notice shall state the subjects to be dealt with or shall advise the shareholders that they may obtain such information at the principal office of the Company.

2. Communications which, under the law or these Articles of Association, have to be addressed to the general meeting of shareholders, can be done through inclusion in the notice or in the documents deposited for inspection at the principal office of the Company, provided the notice makes mention thereof.


Venue, access, voting rights and procedures
Article 36

1. General meetings of shareholders shall be held at Amstelveen, Amsterdam, The Hague, Haarlemmermeer, Rotterdam or Utrecht.

2. All shareholders may attend any general meeting of shareholders, either in person or by proxy duly authorised in writing, and may participate in the discussions and voting, subject to paragraph 7 of this Article. To that effect holders of bearer shares must have deposited their share certificates before the meeting at such time and place as shall be designated in the notice calling the meeting, and holders of registered shares must have notified the Management before the meeting, by means of a registered letter of their intention to attend the meeting. The ultimate date for deposit of shares and for notification shall not be earlier than seven days before the meeting.

3. The Management may determine that the persons who are entitled to attend the general meeting of shareholders are persons who (i) are a shareholder or a person who is otherwise entitled to attend the general meeting of shareholders as per a certain date, determined by the Management, such date hereinafter referred to as: the "record date", and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the Management, hereinafter referred to as: the "register", in as far as (iii) at the request of the relevant shareholder or the person who is otherwise entitled to attend the general meeting of shareholders, the holder of the register has given notice in writing to the Company prior to the general meeting of shareholders, that the relevant shareholder or person who is otherwise entitled to attend the general meeting of shareholders has the intention to attend the general meeting of shareholders, regardless who will be entitled to the relevant shares at the time of the general meeting of shareholders. The notice will contain the name and the number of shares the shareholder or person entitled to attend the general meeting of shareholders will represent in the general meeting of shareholders. The provision above under (iii) about the notice to the Company also applies to the proxy holder of a shareholder or person who is otherwise entitled to attend the general meeting of shareholders, who has written proxy.

4. The record date referred to in paragraph 3 cannot be determined earlier than on a certain time on the seventh day and not later than on the third day, prior to the date of the general meeting of shareholders. The convocation of the general meeting of shareholders will contain those times, the place of meeting and the proceedings for registration.

5. In case the Management exercises its right as determined in paragraph 3, those who have a written proxy shall give their proxy to the holder of the register prior to the notification described in paragraph 4. The holder of the register will send the proxies together with the notification to the Company as described in paragraph 3, sub (iii). The Management may resolve that the proxies of holders of voting rights will be attached to the attendance list.

       In case the Management does not exercise the right to resolve in accordance with paragraph 3, the written proxies must be deposited as follows. If the proxy relates to share certificates issued to bearer it must be deposited in accordance with paragraph 2 simultaneously with the deposit of the share certificates or to which the proxy relates.

       If the proxy relates to certificates of registered shares of common stock or of shares of preferred stock, it must be deposited at the office of the Company prior to the general meeting of shareholders. The letters as referred to in Article 35, paragraph 1, shall state the date on which such deposit may take place at the latest. Said date cannot be set any earlier than at seven days before the day of the general meeting of shareholders.

6. A receipt shall be issued for share certificates which have been deposited which shall also serve to admit the holder thereof to the meeting.

7. Each share entitles the holder to cast one vote, unless the voting rights have been vested in a usufructuary or pledgee at the granting of the usufruct or the pledge, in which case the usufructuary or the pledgee may exercise the voting rights as long as his right of usufruct or his pledge has not expired.

8. The Management and the Supervisory Board shall provide the general meeting of shareholders with all the information it may request, unless substantial interests of the Company would be prejudiced thereby.

9. Questions shall be invited at every general meeting of shareholders, and each shareholder shall be given an opportunity to comment on matters of concern to the Company and to draw the attention of the Supervisory Board and the Management to matters for their consideration.

10. The chairman may limit the time allowed to speakers in the meeting or take such other measures as an orderly course of the meeting may require. At the proposal of the chairman or a shareholder, the meeting may decide to order a speaker to resume his seat.

Chairmanship and minutes
Article 37

1. General meetings of shareholders shall be chaired by the Chairman of the Supervisory Board or, if he is unavailable, by one of the Supervisory Directors designated for that purpose by the Supervisory Board, or by a third party designated by the Supervisory Board.

2. If, in the case of a general meeting of shareholders called and held in accordance with the provisions of the last sentence of Article 34 paragraph 2 or paragraph 3, the Presiding Judge of the Court at Amsterdam shall not have appointed a chairman, the shareholders present shall do so themselves.

3. Minutes of the proceedings of general meetings of shareholders shall be kept and shall be certified and signed by the chairman of the meeting and a shareholder appointed for such purpose by the meeting.

4. If a notarial record is made of the proceedings, the signing thereof by the notary shall be sufficient.


Voting
Article 38

1. With the exception of cases for which a larger majority of votes is required by law or these Articles, all resolutions of meetings shall be adopted by an absolute majority of the votes cast. Resolutions so adopted shall be binding on the Company.

2. If in the election of persons no absolute majority is obtained on a first ballot, a second free ballot shall be taken.

3. If again no absolute majority is obtained, a third ballot shall be taken between the two persons who obtained the largest number of votes on the second ballot, and the person then receiving the absolute majority of the votes shall be declared elected.

4. Votes concerning business matters shall be taken orally unless the chairman determines that a written ballot is required. Votes concerning persons shall be taken by written ballot unless a majority of those present or represented who are entitled to vote, regardless of the number of shares represented by them, agree that voting shall be oral. Voting by written ballot shall be done by unsigned notes. Voting by acclamation shall be permitted if none of those who are entitled to vote object thereto.

Holders of trust certificates, usufructuaries, pledgees
Article 39

The following categories are put on a par with shareholders for the application of Article 31 paragraph 5, Article 34 paragraph 2 and 3, Article 35 paragraph 1,
Article 36 paragraphs 2 and 10, Article 40 and Article 41 paragraph 2, provided that the categories mentioned under (a) and (b) have no voting rights for the application of Article 36 paragraph 2 and Article 40 paragraph 3:

       (a) holders of trust certificates issued with the co-operation of the Company for shares;

       (b)    shareholders who do not have voting rights;

       (c)    usufructuaries and pledgees who have voting rights.

Usufructuaries and pledgees who do not have voting rights are not entitled to exercise the rights referred to in the foregoing sentence.


Meeting of holders of shares of a certain type or serie
Article 40

1. Meetings of holders of shares of a certain type or series shall be called by the Management, the President, the Supervisory Board, three Supervisory Directors or the meeting of priority shareholders. Convocation of a meeting of holders of common shares shall take place in accordance with the provisions of Article 35 paragraph 1. Meetings of holders of other types of shares shall be convoked by written notices mailed to the addresses of the shareholders in question appearing in the register of shareholders. The period of notification prior to the meeting is at least five days before the meeting, not including the date of mailing and the date of the meeting. The notice shall state the time and place of the meeting and the subjects to be considered, or shall advise the shareholders that they may obtain such information at the principal office of the Company.

2. The meetings referred to in paragraph 1 may be held as often as the Management, the President, the Supervisory Board, three Supervisory Directors or the meeting of priority shareholders shall deem necessary and shall be held if the holders of said shares representing in the aggregate at least one-tenth of the issued shares in question shall make demand therefor in writing specifying the subjects to be considered. In the latter case the meeting shall be called within five days after receipt of the request and shall be held within fourteen days thereafter. If the meeting is not held as required, the persons making the demand may call and hold the meeting in accordance with the provisions of the previous paragraph. For that purpose the register of shareholders shall be available for inspection to the holders of the type or series of shares in question insofar as it concerns the priority shareholders.

3.     At such meetings, subject to the provisions of Article 14 paragraph 3 and
       Article 15 paragraph 4, one vote may be cast for each share. Shareholders may be represented by proxy duly authorised in writing. The provisions of
       Article 36, Article 37, paragraphs 1 and 4, and Article 38 shall also be applicable to such meetings, if not stipulated otherwise.

4. The holders of shares of a certain type of series may also adopt resolutions without holding a meeting, provided the proposal concerned is submitted to all holders of shares of a certain type of series in writing, by any of the usual communication methods, and the majority of them accept the proposal and none of them objects to this manner of deciding within a time limit fixed by the Chairman of the Board of Directors.


Amendment and dissolution
Article 41

1. Resolutions amending these Articles of Association, or providing for the dissolution of the Company, may be adopted only by a general meeting of shareholders, after the prior approval has been obtained from (i) the Supervisory Board, adopted with a majority of two thirds of the votes cast, and (ii) the meeting of priority shareholders. Moreover, a resolution to dissolve the Company may be adopted only if at least three-quarters of the issued shares are represented at such general meeting of shareholders and at least two-thirds of the votes cast are cast in favour of the resolution. If the required share capital is not represented at the meeting, a new meeting shall be called, to be held within a month after the previous meeting, at which, irrespective of the number of shares represented, the resolution may be adopted by an absolute majority of the votes cast subject to applicable provisions of law.

2. The notice calling any general meeting of shareholders at which a proposal to amend these Articles of Association or to dissolve the Company will be considered, shall state such fact, and a copy of such resolution containing the exact text of the proposed amendment in the case of a proposal to amend the Articles of Association, shall be open to inspection by and available free of charge to shareholders at the principal office of the Company from the date of the notice until the close of the meeting.

3. Resolutions amending the Articles of Association which would result in a change in the rights of the priority shareholders, as specified in these Articles, must also be approved by a meeting of the holders of such shares at which at least three-quarters of the issued priority share capital are represented and at which such approval is given by at least two-thirds of the votes cast. If the required number of shares is not represented at such meeting the procedure set forth in the first paragraph of this Article shall be followed.

4. The holders of shares of a certain type of series may also adopt resolutions without holding a meeting, provided the proposal concerned is submitted to all holders of shares of a certain type of series in writing, by any of the usual communication methods, and the majority of them accept the proposal and none of them objects to this manner of deciding within a time limit fixed by the Chairman of the Board of Directors.

Winding up
Article 42

1. In the event of dissolution, the business shall be wound up by the Management, under the supervision of the Supervisory Board.

2. In the event the Company is wound up, the debts and the costs of winding up will first be paid from the assets. The balance then remaining shall be distributed in the order stated below, and with regard to each category so far as the available balance shall permit:

       (a) to the holders of priority shares, the paid up amount will be distributed for every priority share held by them;

       (b) next the holders of the other shares shall be paid the par value of such shares or - in case of not fully paid shares - the amount obligatory paid thereon;

       (c) next the holders of priority shares shall be paid any dividends accrued and unpaid on their priority shares;

       (d) next the holders of cumulative preference shares-A shall be paid any dividends accrued and unpaid on their cumulative preference shares-A;

       (e) finally, the balance remaining will be divided among the holders of common shares in proportion to the par value of their common shares.

3. The meeting of priority shareholders shall fix the remuneration to be paid to the liquidators.

4. After the conclusion of the winding up, the liquidators shall render an account thereof in conformity with the applicable statutory provisions.

5. The provisions of these Articles shall remain in force insofar as possible during the winding up.


Transitional provisions
Article 43

Effective of the amendment to the articles of association (third amendment to the articles of association) on the eight day of October nineteen hundred and ninety-nine:

a. the ordinary shares with a par value of one Euro and fifty Euro cent (EUR 1.50) have been converted into such amount of ordinary shares with a par value of two Euro (EUR 2), as to be found by dividing the amount of ordinary shares held by the shareholder concerned by one one-thirds (1 1/3), each possible fraction resulting from this division of in the amount of fifty Euro cent (EUR 0.50) will be converted into one subshare ("onderaandeel"), hereinafter in article 44 referred to as "Scrip", with a par value of fifty Euro cent (EUR 0.50);

b. all one thousand seven hundred and fifty (1,750) priority shares with a par value of one Euro and fifty Euro cent (EUR 1.50) have been converted into such amount of priority shares with a par value of two Euro (EUR 2), as to be found by dividing the amount of priority shares held by the shareholder concerned by one one-thirds (1 1/3), each possible fraction resulting from this division of in the amount of fifty Euro cent (EUR 0.50) will be converted into one subshare ("onderaandeel"), hereinafter in article 45 referred to as "P-Scrip", with a par value of fifty Euro cent (EUR 0.50);

c. all eleven million seven hundred and fifty thousand (11,750,000) cumulative preference shares-A with a par value of one Euro and fifty Euro cent (EUR 1.50) have been converted into eight million eight hundred twelve thousand and five hundred (8,812,500) cumulative preference shares-A with a par value of two Euro (EUR 2); and

d. all nine million four hundred thousand (9,400,000) cumulative preference shares-C with a par value of one Euro and fifty Euro cent (EUR 1.50) have been converted into seven million fifty thousand (7,050,000) cumulative preference shares-C with a par value of two Euro (EUR 2).

The provisions of this article will cease to be operative after the conversions have taken place.


Article 44

1. As long as one or more Scrips exist due to the conversion of ordinary shares as mentioned in article 43, the following provisions will apply.

2. Each Scrip has a par value of fifty Euro cent (EUR 0.50) and can only exist in bearer form. Only share certificates, with a dividend sheet that has not been composed of separate dividend sheets will be issued (CF certificates).

3. Notwithstanding the provisions of paragraph 4 of this transitional provision, the provisions of Title 4 of Book 2 of the Dutch Civil Code regarding shares and shareholders will apply correspondingly to Scrips and the holders thereof, to the extend not otherwise provided.

4. The provisions of these articles regarding ordinary shares to bearer (CF certificates) respectively regarding the holders of such shares apply correspondingly to Scrips and the holders thereof, to the extend not otherwise provided in those provisions and in the paragraphs 5, 6 and 7 of this article.

5.     A holder of a Scrip may not opt for a Scrip in registered form.

6. A holder of a Scrip can in concert with holders of in total three (3) other Scrips exercise the rights attached to a share to attend shareholders' meetings and to vote. These rights will be exercised either by one of them, to be authorised in writing by the others, or by an attorney, authorised in writing by them jointly.

7. Each holder of a Scrip is entitled to one-fourths (1/4) of the (interim) dividend payments and any other payment whereto a holder of an ordinary share is entitled.

8. If a holder of a Scrip acquires three (3) other Scrips, the four (4) Scrips held by him will by operation of law be converted into one share to bearer in the form of a CF-certificate, with a par value of two Euro (EUR 2), which will be made available to that shareholder by the company upon surrender of those four (4) Scrips, such with due observance of paragraph 2 of article 7. Regarding this conversion and exchange no expenses will be due by the shareholder.


Article 45

1. As long as one or more P-Scrips exist due to the conversion of priority shares as mentioned in article 43, the following provisions will apply.

2. Each P-Scrip has a par value of fifty Euro cent (EUR 0.50) and can only exist as registered shares. No share certificates will be issued.

3. The provisions of Title 4 of Book 2 of the Dutch Civil Code regarding shares and shareholders will apply correspondingly to P-Scrips and the holders thereof, to the extend not otherwise provided.

4. The provisions of these articles regarding priority shares respectively regarding the holders of such shares apply correspondingly to P-Scrips and the holders thereof, to the extend not otherwise provided in those provisions and in the paragraphs 5 and 6 of this article.

5. A holder of a P-Scrip can in concert with holders of in total three (3) other P-Scrips exercise the rights attached to a share to attend shareholders' meetings and to vote. These rights will be exercised either by one of them, to be authorised in writing by the others, or by an attorney, authorised in writing by them jointly.

6. Each holder of a P-Scrip is entitled to one-fourths (1/4) of the (interim) dividend payments and any other payment whereto a holder of a priority share is entitled.

7. If a holder of a P-Scrip acquires three (3) other P-Scrips, the four (4) P-Scrips held by him will by operation of law be converted into one priority share, with a par value of two Euro (EUR 2). The company shall register such conversion forthwith in its register of shareholders after it has been notified thereof.


Article 46

The existing share certificates for one or more ordinary shares with a par value of one Euro and fifty Euro cent (EUR 1.50) each, or those which are deemed to have a par value of one Euro and fifty Euro cent (EUR 1.50), should be exchanged into share certificates with a par value of two Euro (EUR 2) each, notwithstanding the provisions of articles 43 and 44. Regarding this conversion and exchange no expenses will be due by the shareholder.

The provisions of this article will cease to be operative by operation of law after all the old share certificates have been converted and exchanged.


Article 47

Until a fifth Managing Director shall be appointed, the Management, - in deviation of article 16 - consists of four Managing Directors.